PARTNERSHIP INTEREST PURCHASE AGREEMENT



                                  By and Among


                              Anderson Park, Inc.,
                             an Indiana corporation,

                       Churchill Downs Management Company,
                             a Kentucky corporation,

                                       and

                                 Centaur, Inc.,
                             an Indiana corporation



                   Dated as of the 16th day of February, 2000.



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                                TABLE OF CONTENTS


ARTICLE I
         PURCHASE OF ASSETS...................................................1
         1.1      Acquisition of Transferred Partnership Interest.............1
         1.2      Participation Agreement.....................................2
         1.3      Consulting Fee..............................................2

ARTICLE II
         PURCHASE PRICE.......................................................2
         2.1      Purchase Price..............................................2
         2.2      Payment of Purchase Price...................................2
         2.3      Taxes and Costs.............................................3
         2.4      Allocation..................................................3

ARTICLE III
         CLOSING; CLOSING DELIVERIES..........................................3
         3.1      Closing.....................................................3
         3.2      Closing Deliveries of the Selling Parties...................3
         3.3      Buyer's Closing Deliveries..................................4

ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES................5
         4.1      Representations and Warranties Concerning the
                   Selling Parties............................................6
                  (a)      Organization of Seller.............................6
                  (b)      Organization of CDMC...............................6
                  (c)      Authorization......................................6
                  (d)      Validity; Binding Effect...........................6
                  (e)      Noncontravention...................................6
                  (f)      Title to Acquired Assets...........................6
                  (g)      Legal Compliance...................................7
         4.2      Representations and Warranties Concerning
                   Hoosier Park...............................................7
                  (a)      Organization of Hoosier Park.......................7
                  (b)      Ownership Interest.................................7
                  (c)      Financial Statements...............................7
                  (d)      Subsequent Events..................................7
                  (e)      Undisclosed Liabilities............................7
                  (f)      Notes and Accounts Receivable......................8
                  (g)      Legal Compliance...................................8
                  (h)      Tax Matters........................................8
                  (i)      ERISA; Benefit Plans...............................8
                  (j)      Employees..........................................9

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                  (k)      Litigation.........................................9
                  (l)      Environmental, Health and Safety Matters...........9
                  (m)      Title to Property..................................9
                  (n)      Contracts, Agreements, and Commitments............10
         4.3      Disclosure.................................................10
         4.4      No Breach..................................................10

ARTICLE V
         REPRESENTATIONS AND WARRANTIES OF BUYER.............................10
         5.1      Organization of Buyer......................................11
         5.2      Authorization..............................................11
         5.3      Validity; Binding Effect...................................11
         5.4      Noncontravention...........................................11
         5.5      Licensing..................................................11
         5.6      Securities Matters.........................................11
         5.7      Disclosure.................................................12

ARTICLE VI
         COVENANTS PENDING CLOSING...........................................12
         6.1      Reasonable Efforts.........................................12
         6.2      Notices and Consents.......................................12
         6.3      Full Access................................................12
         6.4      Operation of Business......................................13
         6.5      Notices....................................................13
         6.6      Preservation of Business...................................13
         6.7      Exclusivity................................................13
         6.8      Letter of Credit...........................................14

ARTICLE VII
         CONDITIONS PRECEDENT OF THE SELLING PARTIES.........................14
         7.1      Performance by Buyer.......................................14
         7.2      Accuracy of Representations and Warranties.................14
         7.3      No Injunction..............................................14
         7.4      Closing Deliveries.........................................14
         7.5      Receipt of Regulatory Approvals............................14

ARTICLE VIII
         BUYER'S CONDITIONS PRECEDENT........................................15
         8.1      Performance by CDMC and Seller.............................15
         8.2      Accuracy of Representations and Warranties.................15
         8.3      No Injunction..............................................15
         8.4      Closing Deliveries.........................................15
         8.5      Receipt of Consents/Regulatory Approvals...................15

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         8.6      No Material Change.........................................15

ARTICLE IX
         POST-CLOSING COVENANTS..............................................15
         9.1      Indemnification............................................15
         9.2      Survival Period............................................16
         9.3      Matters Affecting Partnership Agreement....................16
         9.4      No Investment..............................................17
         9.5      Non-Solicitation and Retention.............................17
         9.6      Call Right.................................................17
         9.7      Put/Call Right.............................................19
         9.8      Additional Interests Acquired..............................20
         9.9      Acquisition of Conseco Interest............................20
         9.10     Simulcasting Rights........................................20
         9.11     Disclosures................................................20
         9.12     Board Participation........................................21
         9.13     Due Diligence..............................................21

ARTICLE X
         MISCELLANEOUS.......................................................21
         10.1     Confidentiality; Press Release.............................21
         10.2     Notices....................................................21
         10.3     Expenses...................................................22
         10.4     Governing Law..............................................23
         10.5     Partial Invalidity.........................................23
         10.6     Assignment.................................................23
         10.7     Successors and Assigns.....................................23
         10.8     Execution in Counterparts..................................23
         10.9     Titles and Headings; Rules of Construction.................23
         10.10    Entire Agreement; Amendments and Waivers...................24
         10.11    Termination................................................24
         10.12    No Third Party Beneficiaries...............................24
         10.13    Definitions................................................24



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EXHIBITS

         Exhibit A         Form of Participation Agreement
         Exhibit B         Form of Consulting Agreement
         Exhibit C         Hoosier Park Year-End Financial Statements
         Exhibit D         Hoosier Park Interim Financial Statement



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                     PARTNERSHIP INTEREST PURCHASE AGREEMENT


         THIS PARTNERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 16th day of February, 2000, by and among Anderson Park, Inc., an Indiana corporation ("Seller"), Churchill Downs Management Company, a Kentucky corporation and the parent corporation of Seller ("CDMC") (Seller and CDMC, collectively, the "Selling Parties") and Centaur, Inc., an Indiana corporation ("Buyer").

                                    RECITALS:

         A. Seller is the general partner of Hoosier Park, L.P., an Indiana limited partnership ("Hoosier Park"), and owns a seventy-seven percent (77%) partnership interest therein.

         B. Hoosier Park operates a horse race track and related pari-mutuel wagering facility in Anderson, Indiana as well as various satellite pari-mutuel wagering facilities in the State of Indiana (collectively, the "Gaming Facility").

         C. Seller's principal asset is its seventy-seven percent (77%) general partnership interest in Hoosier Park.

         D. Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, (i) all right, title and interest of Seller in, to and under Seller's interest as a partner in Hoosier Park equal to twenty-six percent (26%) of all of the partnership interests therein now outstanding (the "Transferred Partnership Interest"), and (ii) the right to purchase from Seller either (1) its remaining fifty-one percent (51%) interest as a partner in Hoosier Park (the "Remaining Asset"), or (2) a portion (the "Asset Portion") of the Remaining Asset and all of the issued and outstanding common shares of Seller (the Asset Portion and such issued and outstanding shares, collectively, the "Asset and Stock Combination"), on the terms and subject to the conditions set forth in this Agreement. Buyer's right under Subsection (ii)(1) is hereinafter referred to as the "Asset Purchase Right" and its right under Subsection (ii)(2) as the "Stock and Asset Right".

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                                    ARTICLE I
                               PURCHASE OF ASSETS

         1.1 Acquisition of Transferred Partnership Interest. Upon the terms and subject to the conditions contained herein, Seller shall (and CDMC shall cause Seller to) sell and transfer to Buyer, and Buyer shall purchase and acquire from Seller, at the Closing (as hereinafter defined), all of

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Seller's right, title and interest in, to and under the Transferred  Partnership
Interest, free and clear of all security interests, liens, restrictions, claims, encumbrances or charges of any kind, other than those set forth in the Partnership Agreement or restrictions under any federal or state securities laws (collectively, "Encumbrances").

         1.2 Participation Agreement. At the Closing, CDMC shall grant to Buyer, by delivery of the Participation Agreement substantially in the form attached hereto as Exhibit A (the "Participation Agreement") a twenty-six percent (26%) interest in that certain loan (including all accrued and unpaid interest thereon) owed to CDMC by Hoosier Park in the original principal amount of $28,700,000, evidenced by that certain Second Amended Secured Promissory Note dated November 1, 1994 and executed by Hoosier Park in favor of CDMC (such loan, the "Loan" and such interest therein, the "Transferred Loan Interest").

         1.3 Consulting Fee. At the Closing and in consideration for certain advisory services to be performed by Buyer in favor of CDMC (as described in the Consulting Agreement defined below), CDMC shall pay to Buyer an amount equal to twenty percent (20%) of all the management fees (the "Consulting Fee") payable to CDMC (in excess of $400,000 annually and other than any management fees accrued and unpaid at Closing) under the Amended and Restated Management Agreement dated May 31, 1996, between CDMC and Hoosier Park (the "Existing Management Agreement"), by delivery of the Consulting Agreement substantially in the form attached hereto as Exhibit B (the "Consulting Agreement").


                                   ARTICLE II
                                 PURCHASE PRICE

         2.1 Purchase Price. In consideration for the Transferred Partnership Interest to be sold and transferred to Buyer, the Transferred Loan Interest and the Consulting Fee and upon the terms and conditions contained herein, Buyer shall pay or cause to be paid to or for the account of Seller (as set forth in
Section 2.2 below), Eight Million Five Hundred Thousand Dollars ($8,500,000) (the "Purchase Price").

         2.2 Payment of Purchase Price. Buyer shall pay the Purchase Price to Seller as follows:

                  (a) Buyer shall deliver an irrevocable letter of credit, in a form and from a financial institution acceptable to Seller, in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Deposit Amount") to Seller upon the execution of this Agreement; and

                  (b) Buyer shall pay the Purchase Price, less any amounts drawn on the letter of credit described in Section 2.2(a) above, to Seller at Closing by wire transfer to an account or accounts designated by Seller at least forty-eight hours prior to Closing.

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Seller shall only draw upon such letter of credit as permitted under Section 6.8 below and any funds drawn thereon shall be applied to the Purchase Price at the time of Closing or as otherwise provided in Section 6.8.

         2.3 Taxes and Costs. All taxes, stamp duties, notarial, registration and recording fees resulting from or relating to the sale and transfer of the Transferred Partnership Interest as contemplated hereby shall be paid by Seller.

         2.4 Allocation. The parties shall agree at the Closing to the allocation of the Purchase Price among the Transferred Partnership Interest and the Transferred Loan Interest for financial accounting and tax purposes so that the portion of the Purchase Price attributable to the Transferred Loan Interest shall be equal to twenty-six percent (26%) of the then principal balance of the Loan and all accrued interest thereon, with all remaining Purchase Price allocated to the Transferred Partnership Interest.

                                   ARTICLE III
                           CLOSING; CLOSING DELIVERIES

         3.1 Closing. The "Closing" means the time at which the Selling Parties consummate the sale and transfer of the Transferred Partnership Interest, the Transferred Loan Interest and the Consulting Fee (collectively, the "Transferred Interests") to Buyer, against payment by Buyer of the Purchase Price, after the satisfaction (or receipt of a duly executed waiver) of each of the conditions precedent to Closing as hereinafter described. The Closing shall take place at the offices of Buyer's counsel, Sommer & Barnard, PC, 4000 Bank One Tower, 111 Monument Circle, Indianapolis, Indiana. Subject to Section 10.11 below, the Closing shall occur at 10:00 a.m., Eastern Standard Time, on June 30, 2000, or such other date as the parties may mutually agree. The date on which the Closing occurs is herein referred to as the "Closing Date".

         3.2 Closing Deliveries of the Selling Parties. At the Closing, in addition to any other documents specifically required to be delivered pursuant to this Agreement, the Selling Parties shall, in form and substance reasonably satisfactory to Buyer and its counsel, deliver to Buyer the following:

                  (a) A Bill of Sale and Assignment, duly executed by Seller, conveying all of Seller's right, title and interest in, to and under the Transferred Partnership Interest to Buyer;

                  (b) A counterpart to the Participation Agreement, duly executed by CDMC;

                  (c)    A  counterpart to  the Consulting   Agreement,  duly
executed by CDMC;

                  (d) A certificate, duly executed by each of the Selling Parties, certifying that each of the Selling Parties has performed and complied with, in all material respects, all of the terms, provisions and conditions of this Agreement to be performed and complied with by each of them at

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or prior to Closing and that their  respective  representations  and warranties are true in all material respects as of the date of this Agreement and as of the Closing (except as expressly contemplated or permitted by this Agreement);

                  (e) A certificate of the Secretary or Assistant Secretary of Seller, dated the Closing Date, certifying (i) the resolutions duly adopted by CDMC, as sole shareholder of Seller (if required by Law, as hereinafter defined), and the Board of Directors of Seller authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (ii) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date;

                  (f) A certificate of the Secretary or Assistant Secretary of CDMC, dated the Closing Date, certifying (i) the resolutions duly adopted the Board of Directors of CDMC authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (ii) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date;

                  (g) A Certificate of Existence of Seller, dated no more than ten days prior to the Closing Date, issued by the Secretary of State of Indiana;

                  (h) A Certificate of Existence of CDMC, dated no more than ten days prior to the Closing Date, issued by the Secretary of State of Kentucky;

                  (i) An opinion of Wyatt, Tarrant & Combs, counsel for the Selling Parties, dated the Closing Date and addressed to Buyer, containing customary opinions;

                  (j) Such other instruments of sale, transfer, conveyance and assignment as Buyer and its counsel may reasonably request to effect the transfer of the Transferred Interests as contemplated hereby, including, without limitation, such documents as are required by the Amended and Restated Hoosier Park, L.P. Agreement of Limited Partnership dated as of May 31, 1996, among the partners of Hoosier Park (the "Partnership Agreement") to cause the sale and transfer of the Transferred Partnership Interest as herein contemplated to be effective and to cause the conveyance of the Transferred Partnership Interest to Buyer to be recognized by Hoosier Park and accurately reflected in Schedule 1 to the Partnership Agreement and in such other of its records as relate to the identity of its partners and the extent of their partnership interests or as otherwise required by applicable agreements; and

                  (k) All other previously undelivered items required to be delivered by any of the Selling Parties at or prior to Closing pursuant to this Agreement or otherwise required in connection herewith unless waived in writing by Buyer.

         3.3 Buyer's  Closing  Deliveries.  At the  Closing,  in addition to any
other  documents   specifically  required  to  be  delivered  pursuant  to  this
Agreement, Buyer shall, in form and substance

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 reasonably  satisfactory to the Selling  Parties and their counsel,  deliver to the Selling Parties the following:

                  (a) The portion of the Purchase Price (in U. S. Dollars) to be paid at the Closing pursuant to Section 2.2(b) of this Agreement;

                  (b) A counterpart to the Participation Agreement,duly executed by Buyer;

                  (c) A counterpart to the Consulting Agreement, duly executed by Buyer;

                  (d) A certificate, duly executed by Buyer, certifying that Buyer has performed and complied with, in all material respects, all of the terms, provisions and conditions of this Agreement to be performed and complied with by it at or prior to Closing and that its representations and warranties are true in all material respects as of the date of this Agreement and as of the Closing (except as expressly contemplated or permitted by this Agreement);

                  (e) A certificate of the Secretary or Assistant Secretary of Buyer, dated the Closing Date, certifying (i) the resolutions duly adopted by the Board of Directors of Buyer authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (ii) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date;

                  (f) A Certificate of Existence of Buyer, dated no more than ten days prior to the Closing Date, issued by the Secretary of State of Indiana;

                  (g) An opinion of Sommer & Barnard, P.C., counsel for Buyer, dated the Closing Date, addressed to the Selling Parties, containing customary opinions; and

                  (h) All other previously undelivered items required to be delivered by Buyer at or prior to Closing pursuant to this Agreement or otherwise required in connection herewith unless waived in writing by each of the Selling Parties.


                                   ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

         As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Selling Parties, jointly and severally, represent and warrant to Buyer, and Buyer in agreeing to pay the Purchase Price and to otherwise consummate the transactions contemplated by this Agreement has relied upon such representations and warranties, except as set forth in that certain Disclosure Letter which is referred to herein and which has previously been delivered by the Selling Parties to Buyer, as follows:

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         4.1      Representations and Warranties Concerning the Selling Parties.

                  (a) Organization of Seller. Seller is a corporation duly organized and validly existing under the laws of the state of its organization and is qualified to do business as a foreign corporation in good standing in each other state wherein the nature of its business or activities requires such qualification.

                  (b) Organization of CDMC. CDMC is a corporation duly organized and validly existing under the laws of the state of its organization and is qualified to do business as a foreign corporation in good standing in each other state wherein the nature of its respective business or activities requires such qualification.

                  (c) Authorization. Each of the Selling Parties has full corporate power and authority to (a) execute and deliver this Agreement and to perform its respective obligations hereunder, and (b) own and operate its respective assets, properties and business and carry on its respective business as presently conducted. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of each of the Selling Parties, including director and shareholder (where required) authorization.

                  (d) Validity; Binding Effect. This Agreement has been duly and validly executed and delivered by each of the Selling Parties and constitutes a valid and legally binding obligation of each of the Selling Parties, enforceable against each of the Selling Parties in accordance with its terms.

                  (e) Noncontravention. The execution, delivery and performance of this Agreement by each of the Selling Parties, the consummation of the transactions contemplated hereby and the compliance with or fulfillment of the terms and provisions hereof or of any other agreement or instrument contemplated hereby, do not and will not (i) conflict with or result in a breach of any of the provisions of the Articles of Incorporation or Bylaws of any of the Selling Parties, (ii) contravene any Law which affects or binds any of the Selling Parties or any of their respective properties, (iii) except as set forth in the Disclosure Letter, conflict with, result in a breach of, constitute a default under, or give rise to a right of termination or acceleration under any material contract, agreement, note, deed of trust, mortgage, trust, lease, Governmental (as hereinafter defined) or other license, permit or other authorization, or any other material instrument or restriction to which any of the Selling Parties is a party or by which any of their respective properties may be affected or bound, or (iv) except for the Regulatory Approvals (as hereinafter defined) require any of the Selling Parties to obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any third party or any Governmental authority which has not been obtained in writing prior to the date of this Agreement.

                  (f) Title to Acquired Assets. Seller has, or will have at Closing, good and marketable title to the Transferred Partnership Interest, free and clear of any and all Encumbrances.

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                  (g) Legal  Compliance.  Seller has  complied  in all  material respects with all applicable Laws (including rules, regulation, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Seller alleging any failure so to comply.

         4.2      Representations and Warranties Concerning Hoosier Park.

                  (a) Organization of Hoosier Park. Hoosier Park is a limited partnership duly organized and validly existing under the laws of the State of Indiana and is qualified to do business as a foreign limited partnership in good standing in each other state wherein the nature of its business or activities requires such qualification.

                  (b) Ownership Interest. Hoosier Park is owned seventy-seven percent (77%) by Seller and to Seller's knowledge ten percent (10%) by Conseco HPLP, L.L.C., an Indiana limited liability company ("Conseco"). To Seller's knowledge, other than the interest of Centaur, there are no other holders of any ownership interest in Hoosier Park. There are no outstanding subscriptions, options, warrants, contracts, commitments, convertible securities or other agreements or arrangements of any character or nature whatsoever under which Hoosier Park or Seller is or may become obligated to issue, assign or transfer any ownership interest in Hoosier Park, except as provided in the Partnership Agreement.

                  (c) Financial Statements. The (i) audited balance sheets and statements of income, changes in stockholders' equity and cash flow as of and for the fiscal years ending 1996, 1997 and 1998 for Hoosier Park, attached hereto as Exhibit C, and (ii) unaudited balance sheets and statements of income, statement of partner's capital and cash flow as of and for the months ended November 30, 1999 (the "Hoosier Park Interim Financial Statements"), for Hoosier Park attached hereto as Exhibit D have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and present fairly the financial condition of Hoosier Park as of such dates and the results of operations of Hoosier Park for such periods; provided, however, that the Hoosier Park Interim Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items required under generally accepted accounting principles.

                  (d) Subsequent Events. Since the date of the Hoosier Park Interim Financial Statements, to the Selling Parties' knowledge there has not been any material adverse change in the business, financial condition, operations or result of operations of Hoosier Park.

                  (e) Undisclosed Liabilities. To the Selling Parties' knowledge, Hoosier Park has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any liability), except for (i) liabilities (whether known or unknown, foreseen or unforseen, contingent or otherwise

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 ("Liabilities"))  disclosed in the Hoosier Park Interim  Financial  Statements,
and (ii) Liabilities not required to be so disclosed or which have arisen thereafter in the ordinary course of business.

                  (f) Notes and Accounts Receivable. Except as set forth in the Disclosure Letter, all notes and accounts receivable of Hoosier Park are reflected properly on its books and records, and to the knowledge of the Selling Parties, all material notes and accounts receivable of Hoosier Park are valid receivables subject to no setoffs or counterclaims, are current and are collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the balance sheet contained in the Hoosier Park Interim Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Hoosier Park. At the Closing, Hoosier Park will have no obligations for borrowed money or the deferred purchase price of any asset, other than the Loan and capitalized leases incurred in the ordinary course of business.

                  (g) Legal Compliance. Hoosier Park has complied in all material respects with all applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign Governments (and all agencies thereof) and no action, suit, proceeding, hearing, investigation, charge, complaint, demand, or notice has been filed or commenced against Hoosier Park alleging any failure so to comply.

                  (h) Tax Matters.

                      (i) Hoosier Park has filed all tax returns that it was required to file. All such tax returns were prepared in substantial compliance with applicable rules and instructions. Seller has delivered true and complete copies of all the tax returns of Hoosier Park for the last three (3) years to Buyer. All taxes, penalties, and interest (collectively, "Taxes") owed by Hoosier Park (whether or not shown on any tax return) have been paid, except as being contested in good faith, including the matters set forth in the Disclosure Letter. Hoosier Park is not currently the beneficiary of any extension of time within which to file any tax return. No claim has ever been made by an authority in a jurisdiction where Hoosier Park does not file tax returns that it is or may be subject to taxation by that jurisdiction.

                      (ii) Hoosier Park has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                      (iii)Hoosier Park has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (i) ERISA; Benefit Plans. The Disclosure Letter describes each employee benefit plan (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and each other material employee benefit plan, program or

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 arrangement  maintained,  contributed to or required to be  contributed  to, by
Hoosier Park as of the date hereof on account of current or former employees of Hoosier Park (each, a "Benefit Plan").

                      (i)Each Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has received a determination from the Internal Revenue Service that such Benefit Plan is so qualified and nothing has occurred since the date of such determination that would adversely affect the qualified status of such Benefit Plan.

                      (ii) Each  Benefit Plan has  been  maintained, funded, and
administered  in   compliance  with  its terms,  the  terms  of  any applicable collective bargaining agreements, and all applicable laws including, but not limited to, ERISA and the Code.

                  (j) Employees. To the knowledge of each of the Selling Parties, no executive, key employee, or group of employees has any plans to terminate employment with Hoosier Park. Except as set forth in the Disclosure Letter, Hoosier Park is not a party to or bound by any collective bargaining agreement, nor has Hoosier Park experienced any material strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the knowledge of the Selling Parties, Hoosier Park has not committed any unfair labor practice. None of the Selling Parties has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Hoosier Park.

                  (k) Litigation. Hoosier Park (i) is not subject to any material outstanding injunction, judgment, order, decree, ruling or charge, and
(ii) is not a party to (or to the best of the knowledge of each of the Selling Parties, threatened to be made a party to) any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction.

                  (l)  Environmental, Health and Safety Matters.

                      i)To the knowledge of the Selling Parties, Hoosier Park is in compliance with all federal, state, local and foreign statutes, regulations and ordinances concerning public health and safety, worker health and safety and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes (collectively, "Environmental, Health and Safety Requirements").

                      (ii) Hoosier Park has not received any written notice, report or other information regarding any active or alleged violation of any Environmental, Health and Safety Requirements.

                  (m) Title to Property. Hoosier Park has good and marketable title to or, as applicable, a valid leasehold interest in all of its assets and properties (or interests therein), real or

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



 personal, tangible or intangible, which it owns or leases, free and clear of all Encumbrances except for those (i) Encumbrances set forth in the Disclosure Letter, (ii) liens for real and personal property taxes not yet due and payable,
(iii) statutory landlord's liens, or (iv) any liens incurred in the ordinary course of business since March 3, 1999 and which will not have an adverse effect on the operation or use of its property.

                  (n) Contracts, Agreements, and Commitments. Except for the contracts, agreements and commitments set forth in the Disclosure Letter (true and complete copies of which have been provided to or made available to Buyer), Hoosier Park is not a party to, or bound by any written or oral contract, agreement or commitment which involves the payment or potential payment per annum by or to Hoosier Park of more than Fifty Thousand Dollars ($50,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate (with respect to contracts relating to the same general subject matter) or that are otherwise material to the business, operations, assets or property of Hoosier Park (including, without limitation, oral or written employment agreements, consulting or deferred compensation agreements). Each contract disclosed or required to be disclosed in the Disclosure Letter is in full force and effect and constitutes a valid and binding obligation of Hoosier Park in accordance with its terms and, to the Selling Parties' knowledge, no party to such contract, has violated, breached or defaulted under such contract, unless such violation, breach or default has been cured or waived, or, with or without notice or lapse of time or both, would be in violation or breach of or default under any such contract.

         4.3 Disclosure. None of the representations or warranties of any of the Selling Parties contained in this Article IV, and none of the information contained in the Disclosure Letter referred to in this Article IV, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements made herein or therein not misleading in any material respect.

         4.4 No Breach. Notwithstanding anything to the contrary herein contained, no inaccuracy of any of the representations or warranties set forth in Sections 4.2(h), (i), (j) or (l) of this Agreement shall constitute a breach of this Agreement on which a right of action could be maintained against the Selling Parties.


                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to the Selling Parties to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to each of the Selling Parties, and each of the Selling parties in agreeing to consummate the transactions contemplated by this Agreement has relied upon such representations and warranties, as follows:

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



         5.1 Organization of Buyer. Buyer is a corporation duly organized and validly existing under the laws of the State of Indiana and is qualified to do business as a foreign corporation in good standing in each other state wherein the nature of its business or activities requires such qualification.

         5.2 Authorization. Buyer has full corporate power and authority to (a) execute and deliver this Agreement and to perform its obligations hereunder, and
(b) own and operate its assets, properties and business and carry on its business as presently conducted. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of Buyer, including director authorization.

         5.3 Validity; Binding Effect. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

         5.4 Noncontravention. The execution, delivery and performance of this Agreement by Buyer, the consummation of the transactions contemplated hereby and the compliance with or fulfillment of the terms and provisions hereof or of any other agreement or instrument contemplated hereby, do not and will not (a) conflict with or result in a breach of any of the provisions of the Articles of Incorporation or Bylaws of Buyer, (b) contravene any Law which affects or binds Buyer or any of its properties, (c) conflict with, result in a breach of, constitute a default under, or give rise to a right of termination or acceleration under any material contract, agreement, note, deed of trust, mortgage, trust, lease, Governmental or other license, permit or other authorization, or any other material instrument or restriction to which Buyer is a party or by which any of its properties may be affected or bound, or (d) except for the Regulatory Approvals require Buyer to obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any third party or any Governmental authority which has not been obtained in writing prior to the date of this Agreement.

         5.5 Licensing. Buyer, its beneficial owners and its Affiliates are Qualified (both as hereinafter defined), and shall be Qualified at the Closing, to acquire an interest in Hoosier Park pursuant to Indiana Code Section 4-31-1 et. seq. or any other applicable Indiana law and the rules and regulations of the IHRC. "Qualified" shall include, without limitation, the ability to obtain a license from the IHRC. Buyer, in its reasonable judgment, believes that it, its beneficial owners and its Affiliates will not jeopardize Hoosier Park's continuing opportunity to conduct its business.

         5.6      Securities Matters

                  (a) Buyer understands and agrees that the Transferred Partnership Interest has not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities act and, therefore, may not be resold unless registered under such acts or unless an exemption from registration is available. Buyer further understands that the certificate evidencing the Transferred Partnership Interest will contain a legend setting forth the restrictions on transferability of such shares.


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



                  (b) Buyer is purchasing the Transferred Partnership Interest for investment only for its own account and not with a view to the distribution or resale thereof.

                  (c)  Buyer  acknowledges  that  the  Transferred   Partnership
Interest is a speculative investment which involves a risk of loss by it of its entire investment.

                  (d) Buyer is an "accredited investor" as defined in Rule 501(a) promulgated under the Act and has sufficient knowledge and experience in business and financial matters to evaluate the merits and risks of an investment in the Transferred Partnership Interest.

                  (e) Buyer has been afforded access to all material books, records and contracts of Hoosier Park, has had an opportunity to ask questions of and receive answers from Hoosier Park, or a person or persons acting on behalf of Hoosier Park concerning the business and affairs of Hoosier Park and concerning the terms and conditions of an investment in the Transferred
Partnership Interest; and all such questions have been answered to its full satisfaction.

         5.7 Disclosure. None of the representations or warranties of Buyer contained in this Article V is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements made herein or therein not misleading in any material respect.


                                   ARTICLE VI
                            COVENANTS PENDING CLOSING

         The parties agree as follows with respect to the period between the date of the execution of this Agreement and the Closing:

         6.1 Reasonable Efforts. Each of the parties hereto shall take all action and do all things reasonably necessary, proper or advisable in order to consummate the transactions contemplated by this Agreement, including, without limitation, (a) obtaining the Regulatory Approvals and resolving any licensing issues before the IHRC, and (b) satisfaction, but not waiver, of the conditions to Closing set forth below.

         6.2 Notices and Consents. Each of the parties hereto shall use reasonable efforts to obtain any and all consents of third parties and Governmental authorities (including, without limitation, the Regulatory Approvals) as are necessary to consummate the transactions contemplated hereby; provided, however, that no party hereto shall be obligated under this Section
6.2 until after March 30, 2000.

         6.3 Full Access. Seller shall, and Seller shall cause Hoosier Park to, permit the representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Hoosier Park and Seller, to all premises, properties, personnel, books, records (including tax records), contracts and documents of or pertaining to

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



 Hoosier Park, Seller, the Transferred Partnership Interest, the Remaining Asset, the Transferred Loan Interest and the Consulting Fee.

         6.4 Operation of Business. From and after the date hereof until the Closing, Hoosier Park and Seller will (and CDMC shall cause Seller, and Seller shall cause Hoosier Park, to): (a) operate their respective businesses in the ordinary course, consistent with past practice; (b) use their best efforts to preserve their operations so that Buyer will obtain the benefits intended to be afforded by this Agreement; (c) not take or permit any action which would result in any representation or warranty of any of the Selling Parties becoming incorrect or untrue in any material respect or result in the failure of any of the Selling Parties to comply with its covenants and agreements herein in any material respect; and (d) notify Buyer in writing promptly after any of the Selling parties becomes aware of the occurrence of any event (other than matters of general knowledge or otherwise known to Buyer) that might have a material adverse effect on the business, operations or financial condition of Hoosier Park. By way of describing the limitations described in Section 6.4(a) above, but without limiting the scope of such provision, Seller will not (nor will CDMC permit Seller nor will Seller permit Hoosier Park to): (x) make any non-customary or extraordinary distributions or payments to any party (including, without limitation, CDMC or Seller) for any purpose whatsoever (the parties acknowledging that payments under the Existing Management Agreement and the Loan are customary and not extraordinary), (y) enter into any material agreement (oral or written) that is likely to continue beyond the Closing Date (without the written consent of Buyer, which consent shall not be unreasonably withheld), except that Hoosier Park may enter into concession agreements in the ordinary course of business and on commercially reasonable terms, or (z) sell, transfer or encumber (or enter into any agreement to sell transfer or encumber) any of the Transferred Partnership Interest, the Remaining Asset, the Transferred Loan Interest or the Consulting Fee (except as contemplated by this Agreement).

         6.5 Notices. The parties hereto will promptly notify each other in writing if any of them receives any notice, or otherwise becomes aware, of any action or proceeding instituted or threatened before any court or governmental agency or by any third party to restrain or prohibit, or obtain substantial damages in respect of this Agreement or the consummation of the transactions contemplated hereby.

         6.6 Preservation of Business. Hoosier Park will use its best efforts to keep (and Seller will cause Hoosier Park to keep) its business and properties substantially intact, including, its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

         6.7 Exclusivity. Seller will not (and CDMC will not cause or permit Seller to) (a) solicit, initiate, or encourage the submission of any proposal or offer from any third party relating to the acquisition of any interest in Hoosier Park, or any capital stock or other voting securities, or any substantial portion of the assets, of Seller (including any acquisition structured as a merger, consolidation, or share exchange or any acquisition of any interest in Seller's partnership interest in Hoosier Park) or (b) participate in any discussions or negotiations regarding, furnish any information

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 with respect to,  assist or  participate  in, or facilitate in any other manner any effort or attempt by any third party to do or seek any of the foregoing. Seller will notify Buyer immediately if any third party makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         6.8 Letter of Credit. Seller may not draw upon the letter of credit described in Section 2.2(a) above until Closing or if the Closing does not occur for any reason other than (a) a breach of a material provision of this Agreement by any of the Selling Parties (whether or not a right of action exists with respect to such breach), or (b) the failure or refusal of the IHRC to grant the approval described in Section 7.5 of this Agreement (unless such refusal or failure is caused by the action or inaction, or an attribute, of Buyer) at which time Buyer shall forfeit the Deposit Amount and Seller can draw upon the letter of credit for payment thereof. The forfeiture of the Deposit Amount as set forth above shall not constitute a waiver of any legal or equitable remedies, including specific performance, available to the Selling Parties.


                                   ARTICLE VII
                   CONDITIONS PRECEDENT OF THE SELLING PARTIES

         The obligation of the Selling Parties to effect the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing of each of the following conditions, except to the extent any such condition is waived in writing by all of the Selling Parties:

         7.1 Performance by Buyer. Buyer shall have performed and complied in all material respects with all of the terms, provisions and conditions of this Agreement to be performed and complied with by Buyer at or prior to the Closing.

         7.2 Accuracy of Representations and Warranties. All of the representations and warranties made by Buyer in this Agreement shall be true in all material respects as of the date of this Agreement and as of the Closing (except as expressly contemplated or permitted by this Agreement).

         7.3 No Injunction. No injunction, restraining order, judgment or decree of any court or Governmental authority shall be existing against any of the parties to this Agreement or any of their officers, directors or representatives, which restrains, prevents or materially alters the transactions contemplated hereby.

         7.4 Closing Deliveries. Buyer shall have delivered to the Selling Parties each of the documents required of Buyer under Section 3.3 of this Agreement.

         7.5 Receipt of Regulatory Approvals. Seller shall have received the approval of the Indiana Horse Racing Commission (the "IHRC"), and the City of Anderson, Indiana, Parks and Recreations Board (to the extent their approval is required by applicable Law or agreement) (collectively, the "Regulatory Approvals").


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



                                  ARTICLE VIII
                          BUYER'S CONDITIONS PRECEDENT

         The obligation of Buyer to effect the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing of each of the following conditions, except to the extent any such condition is waived in writing by Buyer:

         8.1 Performance by CDMC and Seller. Each of the Selling Parties shall have performed and complied in all material respects with all of the terms, provisions and conditions of this Agreement to be performed and complied with by it at or prior to the Closing.

         8.2 Accuracy of Representations and Warranties. All of the representations and warranties made by the Selling Parties in this Agreement shall be true in all material respects as of the date of this Agreement and as of the Closing (except as expressly contemplated or permitted by this Agreement).

         8.3 No Injunction. No injunction, restraining order, judgment or decree of any court or Governmental authority shall be existing against any of the parties to this Agreement or any of their officers, directors or representatives, which restrains, prevents or materially alters the transactions contemplated hereby.

         8.4 Closing Deliveries. The Selling Parties shall have delivered to Buyer each of the documents required of them under Section 3.2 of this Agreement.

         8.5 Receipt of Consents/Regulatory Approvals. Buyer shall have received all of the Regulatory Approvals.

         8.6 No Material Change. There will not have occurred (a) any suspension or revocation of the IHRC license for Hoosier Park or (b) any destruction or disposition (voluntary or involuntary, except as contemplated by this Agreement) of a material part of the assets of Hoosier Park.


                                   ARTICLE IX
                             POST-CLOSING COVENANTS

         The  parties  agree as follows  with  respect  to the period  after the
Closing:

         9.1      Indemnification.

                  (a) The Selling Parties shall, jointly and severally, indemnify and hold Buyer harmless from and against any and all damages, claims, causes of action, losses and expenses, including reasonable attorneys' fees and expenses (collectively, "Indemnifiable Losses"), incurred

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



 in connection with or arising from (i) any nonfulfillment or breach by any of the Selling Parties of any of their agreements or covenants contained in this Agreement, (ii) any breach of any warranty or the inaccuracy of any representation or warranty of any of the Selling Parties contained in this Agreement or in the Disclosure Letter (other than the representations and warranties set forth in Sections 4.2(h), 4.2(i), 4.2 (j) or 4.2(l) of this Agreement), (iii) any Liabilities of any of the Selling Parties, and (iv)
ownership of the Transferred Partnership Interest prior to the Closing; provided, however, that Buyer shall not be entitled to make a claim for indemnification under Section 9.1(a) (ii) until Buyer's Indemnifiable Losses in the aggregate equal or exceed One Hundred Thousand Dollars ($100,000) (the "Threshold Level"); provided, further, that once a claim for such indemnification exceeds the Threshold Level, such indemnification shall be made from the first dollar of Indemnifiable Losses and no indemnity shall be provided for such Indemnifiable Losses in excess of One Million Dollars ($1,000,000) (the "Indemnity Limit").

                  (b) Buyer shall indemnify and hold each of the Selling Parties harmless from and against any and all Indemnifiable Losses incurred in connection with or arising from (i) any nonfulfillment or breach by Buyer of any of its agreements or covenants contained in this Agreement, (ii) any breach of any warranty or the inaccuracy of any representation or warranty of Buyer contained in this Agreement, and (iii) ownership of the Transferred Partnership Interest after the Closing; provided, however, that Seller shall not be entitled to make a claim for indemnification under Section 9.1(b)(ii) until Seller's Indemnifiable Losses in the aggregate equal or exceed the Threshold Level; provided, further, that once a claim for such indemnification exceeds the Threshold Level, such indemnification shall be made from the first dollar of Indemnifiable Losses and no indemnity shall be provided for such Indemnifiable Losses in excess of the Indemnity Limit.

         9.2 Survival Period. Except as otherwise specifically provided herein, the representations and warranties contained in this Agreement or in the Disclosure Letter delivered pursuant to this Agreement (or in any other information delivered to any other party incident to the transactions contemplated hereby) shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of any party hereto, and shall continue for a period of one (1) year after the Closing Date, at which time all of such representations and warranties shall terminate. Notwithstanding anything contained in this Section 9.2 to the contrary, any claim for indemnification made by any party hereto in writing to another party hereto prior to the expiration of the survival period set forth above shall survive until such claim has been resolved.

         9.3 Matters Affecting Partnership Agreement. Buyer and Seller shall discharge in full all of their respective obligations arising from, through or in any manner related to the Partnership Agreement, including, without limitation, any obligations owed to Conseco under Section 10.2(d) thereof.
Specifically, but not by way of limitation, Buyer agrees that if Conseco exercises its co-sale right under the Partnership Agreement or otherwise desires to sell its interest as a partner in Hoosier Park, at the election of Conseco, Buyer shall either (a) purchase the entire partnership interest of Conseco in Hoosier Park and all rights of Conseco in, to or under the Loan, the Existing Management Agreement and any and all other interest of Conseco in any way relating thereto, but excluding accrued and unpaid financial advisory fees, if any (collectively, the "Conseco Interest")

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



 for an amount equal to the result of ten (10) multiplied by a fraction (the "Fraction") the numerator of which is equal to the Purchase Price and the denominator of which is equal to twenty-six (26), or (b) purchase twenty-six seventy-sevenths (26/77) of the Conseco Interest for an amount equal to twenty-six seventy-sevenths (26/77) of ten (10) multiplied by the Fraction and offer to purchase the remaining portion of the Conseco Interest (i.e., fifty-one seventy sevenths (51/77) of the Conseco Interest) for an amount equal to fifty-one seventy-sevenths (51/77) of ten (10) multiplied by a fraction the numerator of which is equal to the Call Price (as hereinafter defined) and the denominator of which is equal to fifty-one (51). Notwithstanding any other provision of this Agreement, Buyer shall not be in breach of this Agreement for failure to consummate the purchase of the Conseco Interest as set forth in this
Section 9.3 above if such failure is caused by the failure or refusal of Conseco to sell the Conseco Interest on such terms or its failure or refusal to consummate such a sale.

         9.4 No Investment. From the date of this Agreement and for a period of five years thereafter, Buyer and its Affiliates will not acquire equity
securities   representing  more  than  five  percent  (5%)  of  the  issued  and outstanding equity securities of Churchill Downs Incorporated, a Kentucky corporation.

         9.5      Non-Solicitation and Retention.

                  (a) From the date on which the sale of the Retained Partnership Interest (as hereinafter defined) from Seller to Buyer is consummated pursuant to either Section 9.6 or 9.7 below and for one (1) year thereafter, none of the Selling Parties will (nor will they permit any of their respective Affiliates to), without Buyer's prior written consent, directly or indirectly, recruit, solicit or otherwise induce or influence any employee or sales agent of Hoosier Park (other than Richard B. Moore) to discontinue such employment, agency or other relationship with Hoosier Park.

                  (b) For a period of one (1) year after the closing of the sale of the Call Right, Buyer agrees that it will offer or cause Hoosier Park to continue to offer employment to all of Hoosier Park's employees effective on the closing of the Call Right (other than such non-union employees Buyer has identified by written notice to the Selling Parties within thirty (30) days of the Call Notice), it being understood that Hoosier Park thereafter will be free to terminate such employees and that Hoosier Park may terminate any employees at any time For Cause (as hereinafter defined).

                  (c) "For Cause" shall mean (i) any act or omission on the part of an employee that constitutes (A) common law fraud, (B) a felony, or (C) dishonesty, or (ii) any act or omission on the part of an employee that jeopardizes Hoosier Park's continuing ability to conduct its business or is otherwise injurious to Hoosier Park, or (iii) any neglect by an employee in connection with his or her duties.

         9.6      Call Right.


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                  (a) At any time prior to July 31,  2001 (the  "Call  Period"),
Buyer may notify Seller of its intention to purchase the Retained Partnership Interest (defined as the Remaining Asset or the Asset and Stock Combination, whichever is elected by Buyer, along with all remaining interest of CDMC in, to and under the Loan, and the Existing Management Agreement (other than any accrued and unpaid management fees), which agreement shall be forthwith
terminated  by  Buyer)  from  Seller  at  a  price  of  Sixty  Million   Dollars
($60,000,000), adjusted or allocated as provided in Section 9.6(c) below (the "Call Price") (Buyer's right to purchase the Retained Partnership Interest from Seller for the Call Price during such period, the "Call Right").

                  (b) Upon Buyer delivering notice to Seller of its intention to exercise its Call Right as set forth in Section 9.6 (a) above (the "Call
Notice"), Seller (and CDMC, as appropriate) shall be obligated to sell and transfer the Retained Partnership Interest to Buyer on the terms and subject to the conditions set forth in this Agreement relating to the sale and transfer of the Transferred Partnership Interest; provided, however, that (i) the purchase price for the Retained Partnership Interest shall be the Call Price rather than the Purchase Price, (ii) the Call Price shall be paid to Seller and/or CDMC (in U.S. Dollars) in full at the Closing, (iii) the Closing shall occur within the earlier of (A) three months from the date all Regulatory Approvals are given, or
(B) six  months  from the date the Call  Notice  is  delivered  (subject  to the proviso set forth in Section 10.11 below), (iv) the representations and warranties of Buyer and the Selling Parties set forth in this Agreement shall be reaffirmed on the Closing Date (it being understood, however, that (A) the representations and warranties made in Sections 4.2(b) through (d) and (j) of this Agreement (the "Updated Representations") shall be updated within thirty
(30) days of the date of the Call Notice to reflect events occurring after the Closing Date ("Intervening Events"), and (B) changes in the Updated Representations and immaterial changes in the other representations and warranties caused by Intervening Events shall not be deemed a breach thereof by the Selling Parties and/or Buyer, (v) if Buyer elects to exercise the Stock and Asset Right, (A) all representations and warranties given in Section 4.2 hereof shall be made with respect to both Hoosier Park and Seller, and (B) the Indemnity for Liabilities of Seller set forth in Section 9.1(a)(iii) shall not apply, unless such Liabilities result from a breach of this Agreement, (vi) the parties' indemnity obligations relating to the sale of the Retained Partnership Interest shall be extended beyond the date of the consummation of the sale of the Retained Partnership Interest for the period described in Section 9.2 above, and (vii) the Indemnity Limit shall be increased to Three Million Five Hundred Thousand Dollars ($3,500,000).

                  (c) If Buyer purchases the Remaining Asset pursuant to Buyer's exercise of the Asset Purchase Right, then the Call Price shall be increased by an amount equal to (i) the product of (A) One Million Seven Hundred Nineteen Thousand Seven Hundred Fourteen Dollars ($1,719,714) multiplied by (B) the maximum marginal federal corporate income tax rate then in effect (currently thirty-five percent (35%)) plus seven percent (7%) (the "Applicable Tax Rate") multiplied by (ii) the reciprocal of one minus the Applicable Tax Rate. If Buyer purchases the Asset Portion and the stock of Seller pursuant to the Stock and Asset Right, then the Call Price shall be allocated between the stock of the Seller and such Asset Portion so that, based on an assumed effective tax rate to Seller equal to the Applicable Tax Rate, the tax on the gain realized by Seller on the sale of the Asset Portion plus the tax on the gain realized by CDMC on the sale of the stock

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 of Seller shall equal the tax on the gain CDMC would realize upon a sale of all of the stock of Seller without Seller having sold any of the Remaining Asset, provided, however, that at least so much of the Call Price shall be allocable to the stock of the Seller so that, after giving effect to the sale of the Asset Portion and the distribution of the proceeds of such sale from the Seller to CDMC, no loss shall be realized by CDMC on the sale of the stock of the Seller.

                  (d) Upon delivery of the Call Notice to Seller, Buyer shall simultaneously deliver a letter of credit in the Deposit Amount, having terms described in Section 2.2(a) above, to Seller. Such letter of credit shall be subject to forfeiture on the same terms as described in Section 6.8 above, relating to the failure of the consummation of the sale of the Retained Partnership Interest.

                  (e) Buyer may extend the Call Period until April 30, 2002, by delivery to Seller of a written notice of its intention to so do prior to the expiration of the initial Call Period, along with a payment in immediately available funds of Two Hundred Fifty Thousand Dollars ($250,000).


         9.7      Put/Call Right.

                  (a) If Buyer fails to exercise its Call Right during the Call Period, either Seller or Buyer shall have the right to offer to either (i) sell the entire interest it then owns as a partner in Hoosier Park to the other for an amount equal to the result of (A) the value of Hoosier Park as a going concern as determined by the offering party (the "Total Enterprise Value") multiplied by (B) the percentage interest the offering party then owns as a partner in Hoosier Park (the "Offered Sales Price"), or (ii) purchase the entire interest the other party then owns as a partner in Hoosier Park for an amount equal to the result of (A) the Total Enterprise Value multiplied by (B) the percentage interest the other party then owns as a partner in Hoosier Park (the "Offered Purchase Price") (such right to either purchase or sell, the "Put/Call Right"). If the offering party so desires to exercise its Put/Call Right, it shall do so by written notice (the "Put/Call Notice"). The non-offering party shall then be obligated to either sell its partnership interest for the Offered Purchase Price, or purchase the offering party's partnership interest for the Offered Sales Price. The non-offering party shall have sixty (60) days from delivery of the Put/Call Notice (the "Put/Call Period") to notify the offering party as to whether it will sell its partnership interest or purchase the offering party's partnership interest. If the non-offering party fails to respond to the Put/Call Notice during the Put/Call Period, the non-offering party shall be deemed to have elected to sell its partnership interest as set forth above.

                  (b) Upon expiration of the Put/Call Period, the parties shall be obligated to sell or purchase their respective interests as hereinabove provided in Section 9.7(a), on the terms and conditions set forth herein relating to the sale of the Transferred Partnership Interest, subject to the proviso set forth in Section 9.6(b) above (substituting the interest so sold or purchased for the Retained Partnership Interest, the Put/Call Notice for the Call Notice and the Offered Sales Price or the Offered Purchase Price, as the case may be, for the Call Price).

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         9.8 Additional Interests Acquired. Any sale of the partnership interest in Hoosier Park of Seller or Buyer pursuant to Section 9.6 or Section 9.7 shall include the sale of such party's rights under the Loan and the Existing Management Agreement, which agreement shall forthwith be terminated by Buyer. The allocation of the price to be paid for the Retained Partnership Interest shall be allocated as set forth in Section 2.4 above.

         9.9 Acquisition of Conseco Interest. Seller acknowledges that Buyer may acquire (by purchase, stock purchase, merger, consolidation, share exchange, or otherwise) the Conseco Interest. Seller hereby waives any and all rights of first refusal it may have under the Partnership Agreement if Buyer seeks to so acquire such interest of Conseco. If Buyer consummates such an acquisition of the Conseco Interest, the parties hereto agree that Buyer shall succeed to all rights of Conseco in, to and under the Loan and the Existing Management Agreement.

         9.10 Simulcasting Rights. The parties agree that from the date of the consummation of the sale of Seller's partnership interest in Hoosier Park to Buyer under Sections 9.6 or 9.7 above, they will each negotiate for making available simulcast signals relating to Hoosier Park on commercially reasonable terms for a five (5) year period.

         9.11 Disclosures. From the Closing and for so long as the Call Right or the rights set forth in Section 9.7 above are in existence, the Selling Parties will deliver or cause to be delivered to Buyer, the following statements:

                  (a) Within twenty (20) days after the end of each calendar month (except the last month of the year), a detailed balance sheet, profit and loss statement, and cash flow statement showing the results of operation of Hoosier Park for such month and the year to date, with a comparison to the then current Annual Plan (as defined in the Management Agreement) and the same period(s) in the prior year and figures for handle and attendance at Hoosier Park;

                  (b) Within forty-five (45) days after the end of each calendar quarter (except the last calendar quarter of the year), a detailed balance sheet, profit and loss statement, and cash flow statement showing the results of operation of Hoosier Park for such quarter and the year to date, with a comparison to the then current Annual Plan and the same period(s) in the prior year, and a narrative explanation for those items which vary ten percent (10%) or more from the Annual Plan, to the extent that ten percent (10%) is in excess of $100,000; and

                  (c) Within ninety (90) days after the end of each year, a balance sheet, together with a comparison to the previous year, a related statement of profit and loss and a cash flow statement, together with a comparison to the previous year, and having annexed thereto a computation in reasonable detail of the management fees (payable pursuant to the Management Agreement) for such year.

         9.12 Board Participation. From the date of this Agreement and as long as the Call Right or the Put/Call Right exist, Buyer shall be entitled to designate one (1) person to the Board of Directors of Seller.


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



         9.13 Due Diligence. From the date of this Agreement and as long as the Call Right or the Put/Call Right exist, each of the Selling Parties will (and shall cause Hoosier Park to) permit representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller and Hoosier Park, to all premises, properties, personnel, books, records, contracts and documents pertaining to Seller, Hoosier Park or the Retained Partnership Interest.

                                    ARTICLE X
                                  MISCELLANEOUS

         10.1     Confidentiality; Press Release.

                  (a) Prior to Closing, and for four (4) years thereafter, each party hereto shall treat in confidence, and not disclose without the prior consent of the other parties hereto, all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, except for disclosure required by law, or in connection with any lawsuit between or involving the parties or any party hereto. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (a) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is known to the public and did not become so known through any violation of a legal obligation, or (c) became known to the public through no fault of such party. Upon termination of this Agreement in accordance with Section 10.11 hereof, each party shall promptly return to the other parties hereto all of the confidential documents, materials and other information it has obtained from such other parties. The obligations imposed by the immediately preceding sentence shall survive any termination of this Agreement pursuant to Section 10.11.

                  (b) No party to this Agreement shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of all of the other parties hereto, except as otherwise required by Law or the rules or regulations of NASDAQ.

         10.2 Notices. All notices, requests, consents and other communications hereunder ("Notice") shall be in writing and shall be deemed to have been given
(a) if mailed, the date of receipt of such Notice when sent via first class United States registered mail, return receipt requested, postage prepaid to the address listed below for the party to whom the Notice is being sent ("Notice Party"); (b) if hand delivered or delivered by courier, upon actual delivery of such Notice to the Notice Party at the address listed below for such Notice Party; or (c) if sent by facsimile, on the first business day after the date of the sender's receipt of a confirmed transmission of such Notice to the Notice Party at the facsimile number, if any, listed below for such Notice Party provided the party giving such Notice mails a copy of such Notice within two days after the transmission of such

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



 Notice by facsimile to the Notice Party. The addresses and facsimile numbers for each party to this Agreement, as of the date hereof, are:

         If to any of the                   Churchill Downs Incorporated
         Selling Parties:                   Attn: Rebecca C. Reed
                                            700 Central Avenue
                                            Louisville, KY  40208
                                            Facsimile No. 502/636-4456

         With a copy to:                    Wyatt, Tarrant & Combs
                                            Attn: Robert A. Heath
                                            2800 Citizens Plaza
                                            Louisville, KY 40202-2898
                                            Facsimile No. 502/589-0309

         If to Buyer:                       Centaur, Inc.
                                            Attn:  Kurt E. Wilson
                                            20 N. Salisbury
                                            W. Lafayette, IN  47906
                                            Facsimile No. 765/746-1015

         With a copy to:                    Sommer & Barnard, P.C.
                                            Attn:  James K. Sommer
                                            111 Monument Cir., Suite 4000
                                            P. O. Box 44363
                                            Indianapolis, IN  46244
                                            Facsimile No. 317/236-9802

Any party may change its address or facsimile number by providing written notice, in accordance with the foregoing provisions of this Section 10.2, to each other party of such change.

         10.3     Expenses.

                  (a) Each party hereto will pay all costs, fees and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements contained herein on its part to be performed, including the fees, expenses and disbursements of its respective counsel and accountants.

                  (b) In any legal action between the parties arising out of or related to this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including reasonable accounting and legal fees.

         10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to such jurisdiction's conflict of laws principles.


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



         10.5 Partial Invalidity. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

         10.6 Assignment. None of the Selling Parties may assign this Agreement, or any rights hereunder, to any other party without the prior written consent of Buyer. Buyer may, however, assign its rights hereunder to a majority-owned Affiliate of Buyer, provided, however, that Buyer shall not make any such assignment of its rights without having given Seller written notice of the proposed assignment, which notice shall identify the beneficial owners of such Affiliate (the "Assignment Notice"). For a period of thirty (30) days after the giving of the Assignment Notice, Seller shall be entitled to give Buyer written notice of rejection of such proposed Affiliate (the "Rejection Notice") if Seller, upon the advice of legal counsel and in its reasonable, good faith judgment, believes that the assignment to such proposed Affiliate would jeopardize Hoosier Park's continuing ability to conduct (or is materially injurious to) its business because of the identity of one or more of such beneficial owners, which Rejection Notice shall specify the beneficial owner or owners of such Affiliate to whom Seller takes exception. Buyer may thereafter assign its rights hereunder to such Affiliate of Buyer if such beneficial owner or owners to whom Seller has taken exception no longer hold a beneficial ownership interest in such Affiliate. A Selling Party may, however, assign this Agreement to one of its wholly-owned subsidiaries or to a wholly-owned subsidiary of Churchill Downs Incorporated. Seller hereby also agrees that Buyer may assign its rights to the current partnership interest in Hoosier Park owned by Buyer to a majority-owned Affiliate of Buyer on the terms set forth in this
Section 10.6 above, and Seller waives any and all right Seller may have to acquire such partnership interest under the Partnership Agreement, along with any co-sale or rights of first refusal of Seller.

         10.7 Successors and Assigns. Subject to the provisions of Section 10.6 above, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         10.8 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and all of which shall be considered to be but one agreement and shall become a binding agreement when each party shall have executed one counterpart and delivered it to the other party hereto.

         10.9 Titles and Headings; Rules of Construction. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Whenever the context so requires the use of or reference to any gender includes the masculine, feminine and neuter genders; and all terms used in the singular shall have comparable meanings when used in the plural and vice versa.

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



         10.10 Entire Agreement; Amendments and Waivers. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained in this Agreement and supersedes all prior agreements or understandings of the parties. The parties, by mutual agreement in writing, may amend, modify and supplement this Agreement. The failure of any party to this Agreement to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

         10.11 Termination. This Agreement shall terminate and shall be of no further force or effect (a) upon mutual written agreement of the parties hereto, or (b) upon notice given by any party which is not in breach of this Agreement to the other party hereto in the event the Closing has not occurred on or before June 30, 1999; provided, however, that if the Closing has not occurred prior to such date due to delays in acquiring any of the Regulatory Approvals and the party responsible for acquiring such approvals is diligently pursuing the same, this Agreement may not be so terminated and the Closing Date shall be extended until such approvals are acquired so long as such party continues to diligently pursue their acquisition. Except for the provisions of Sections 6.8, 9.1,10.1 and 10.3 of this Agreement, upon termination of this Agreement, this Agreement shall be of no further force or effect. No termination of this Agreement shall release, or be construed as releasing, any party from any liability to any other party which may have arisen for any reason. A party's right to terminate this Agreement is in addition to, and not in lieu of, any other rights or remedies which such party may have.

         10.12 No Third Party Beneficiaries. This Agreement will not confer any rights or remedies upon any person other than the parties and their respective heirs, successors and permitted assigns, as applicable.

         10.13 Definitions. For purposes of this Agreement:

                  (a) "Affiliate" means, with respect to any person or entity, any person or entity that controls, is controlled by or is under common control with such person or entity. A person or entity shall be presumed to have control when it possesses the power, directly or indirectly, to direct, or cause the direction of, the management or policies of another person or entity, whether through ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, Affiliate shall not include individuals who are
(A) independent directors of CDMC, or (B) independent directors or shareholders of Churchill Downs Incorporated, a Kentucky corporation.

                  (b) "Government" shall mean (or in the case of "Governmental") shall refer to:

                      (i)   the government of the United States of America;

                      (ii) the government of any state, county, municipality, city, town or district of the United States of America; and

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



                           (iii) any ministry,  agency,  department,  authority,
commission,
administration, corporation, court, magistrate, tribunal, arbitrator, instrumentality or political subdivision of, or within the geographical jurisdiction of, any government described in the foregoing subparagraphs (A) and
(B).

                  (c) "Law" shall mean any of the following of, or issued by, any Government or Governmental agency: any statute, law, act, ordinance, code, rule or regulation or any license, permit, authorization or approval, or any injunction, award, decree, judgment or order.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

"SELLER"                                     "BUYER"

Anderson Park, Inc.                          Centaur, Inc.

By:                                          By:
-----------------------------------------    -----------------------------------
Printed: _______________________             Kurt E. Wilson, President
Title: _________________________

"CDMC"

Churchill Downs Management Company
By: __________________________
Printed: ______________________
Title: ________________________


                                       90